Filed Pursuant to Rule 433

Dated October 1, 2012

Registration Statement: 333-177804

Pricing Term Sheet

General Electric Company

October 1, 2012

$2,000,000,000 0.850% Notes due 2015

$3,000,000,000 2.700% Notes due 2022

$2,000,000,000 4.125% Notes due 2042

Issuer:	General Electric Company
Trade Date:	October 1, 2012
Settlement Date:	October 9, 2012 (T+5)
Title:	0.850% Notes due 2015	2.700% Notes due 2022	4.125% Notes due 2042
Expected Ratings*:	Aa3 / AA+	Aa3 / AA+	Aa3 / AA+
Principal Amount:	$2,000,000,000	$3,000,000,000	$2,000,000,000
Maturity Date:	October 9, 2015	October 9, 2022	October 9, 2042
Coupon:	0.850%	2.700%	4.125%
Benchmark Treasury:	UST 0.250% 09/15/2015	UST 1.625% 08/15/2022	UST 3.000% 05/15/2042
Benchmark Treasury Price and Yield:	99-26+ / 0.309%	99-31+ / 1.627%	103-27 / 2.808%
Spread to Benchmark Treasury:	+55 basis points	+110 basis points	+135 basis points
Yield to Maturity:	0.859%	2.727%	4.158%
Optional Redemption:	Make-whole redemption at the discount rate of U.S. Treasuries + 10 basis points	Make-whole redemption at the discount rate of U.S. Treasuries + 15 basis points	Make-whole redemption at the discount rate of U.S. Treasuries + 20 basis points
Price to Public:	99.973% of principal amount	99.765% of principal amount	99.437% of principal amount
Underwriting Discount:	0.10%	0.35%	0.75%
Proceeds (before expenses) to Issuer:	$1,997,460,000	$2,982,450,000	$1,973,740,000
Interest Payment Dates:	April 9 and October 9	April 9 and October 9	April 9 and October 9
First Interest Payment Date:	April 9, 2013	April 9, 2013	April 9, 2013
Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Senior Co-Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Banca IMI S.p.A.

Blaylock Robert Van, LLC

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Samuel A. Ramirez & Co., Inc.

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

Banca IMI S.p.A.

Blaylock Robert Van, LLC

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Samuel A. Ramirez & Co., Inc.

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

Banca IMI S.p.A.

Blaylock Robert Van, LLC

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Samuel A. Ramirez & Co., Inc.

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

CUSIP / ISIN:	369604BE2 / US369604BE28	369604BD4 / US369604BD45	369604BF9 / US369604BF92

* Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-252, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1659.